                                                                EXHIBIT 99(b)(1)


CONFORMED COPY
                                                                 August 1, 2000


Riverside Company LLC
c/o Heartland Industrial Partners, L.P.
320 Park Avenue
33rd Floor
New York, NY 10022

Attention:  David A. Stockman

                                 Project Tailor
                $1,300,000,000 Senior Secured Credit Facilities
                   $175,000,000 Receivables Purchase Facility
                                Commitment Letter

Ladies and Gentlemen:

     You have advised The Chase Manhattan Bank ("Chase") and Chase Securities Inc. ("CSI") that you intend to consummate the Recapitalization and the other Transactions (such terms and each other capitalized term used but not defined herein having the meaning given to them in the Term Sheets (as defined below)). In connection therewith, (a) the Borrower will obtain senior secured credit facilities (the "Senior Facilities") in an aggregate principal amount of $1,300,000,000 and (b) one or more newly formed, wholly owned, bankruptcy-remote, special-purpose subsidiaries or trusts of the Borrower (collectively, the "Receivables Subsidiary") will obtain an off-balance- sheet receivables purchase facility (the "Receivables Facility" and, together with the Senior Facilities, the "Facilities") in an aggregate amount of $175,000,000.

     In connection with the Transactions, Chase is pleased to advise you of (a) its commitment to provide the entire principal amount of the Senior Facilities, upon the terms and subject to the conditions set forth or referred to in this Commitment Letter and in the Summary of Principal Terms and Conditions attached hereto as Exhibit A (the "Senior Facilities Term Sheet"), and (b) its commitment to purchase (in the event a commercial paper conduit does not purchase) the entire amount of the participation interests to be sold under the Receivables Facility, upon the terms and subject to the conditions set forth in this Commitment Letter and in the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the "Receivables Facility Term Sheet" and, together with the Senior Facilities Term Sheet, the "Term Sheets") to the extent such terms and conditions are applicable to purchases by an APA Bank.

     You hereby appoint CSI to act, and CSI hereby agrees to act, as sole and exclusive advisor, lead arranger and sole book manager for each of the Facilities on the terms and subject to the conditions set forth or referred to in this Commitment Letter and in the Term Sheets. You also hereby appoint Chase to act, and Chase hereby agrees to act, as sole and exclusive administrative agent and collateral agent for the Facilities on the terms and subject to the conditions set forth or referred to in this Commitment Letter and in the Term Sheets. Chase and CSI understand that you propose to appoint other agents and co-agents and award other titles in connection with the Facilities, but you agree that no additional agents, co-agents, arrangers, co-arrangers, managers or co-managers will be appointed and no other titles will be awarded in connection with the Facilities without the prior approval of Chase and CSI.

     Chase reserves the right, prior to or after the execution of definitive documentation for the Facilities, to syndicate all or a portion of its commitments hereunder to one or more financial institutions, reasonably acceptable to Chase and you, that will become parties to such definitive documentation pursuant to syndications to be managed by CSI in consultation with you (the financial institutions becoming parties to such definitive documentation being collectively referred to as the "Lenders"). Upon the acceptance of the commitment of any Lender reasonably satisfactory to you to provide a portion of any of the Facilities, Chase shall be released from a portion of its commitment with respect to such Facility in an amount equal to such commitment of such Lender (it being understood and agreed that you will not unreasonably withhold your consent when presented with any proposed acceptance by Chase of commitments of other Lenders). You understand that the Senior Facilities and the Receivables Facility will be separately syndicated and that CSI may commence syndication efforts promptly, and you agree actively to assist CSI in completing timely and orderly syndications satisfactory to CSI. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from the existing lending relationships of you, Heartland Industrial Partners, L.P. ("Heartland"), the Company and the Borrower, (b) direct contact during the syndication between senior management, representatives and advisors of you, Heartland, the Company and the Borrower, on the one hand, and the proposed Lenders, on the other hand,
(c) assistance (including the use of commercially reasonable efforts to cause Heartland, the Company and the Borrower and your and their respective affiliates and advisors to assist) in the preparation of Confidential Information Memoranda for the Facilities and other marketing materials to be used in connection with the syndications and (d) the hosting, with CSI, of one or more meetings (to be held at times to be agreed upon between Chase, CSI and you) of prospective Lenders.

     It is understood and agreed that CSI will, in consultation with you, manage all aspects of the syndications, including selection of Lenders reasonably acceptable to Chase and you, determination of when CSI will approach potential Lenders and the time of acceptance of the Lenders' commitments, any naming rights and the final allocations of the commitments among the Lenders. It is also understood and agreed that the amount and distribution of fees among the Lenders will be at CSI's discretion, after consultation with you. To assist CSI in its syndication efforts, you agree promptly to prepare and provide to CSI and Chase (and to use commercially reasonable efforts to cause Heartland, the Company and the Borrower to provide) all information with respect to the Company and its subsidiaries, the Transactions and the other transactions contemplated hereby, including a business plan in form satisfactory to Chase and all other financial information and projections (the "Projections"), as CSI or Chase may reasonably request in connection with the structuring, arrangement and syndication of the Facilities. You hereby represent and covenant that (a) all information other than the Projections (the "Information") that has been or will be made available to Chase or CSI by or on behalf of you, the Company or its subsidiaries or any of your or their authorized representatives, when taken as a whole, will be complete and correct in all material respects (after giving effect to all written updates thereto delivered to Chase or CSI prior to the closing of the Facilities) and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to Chase or CSI by or on behalf of you, the Company or its subsidiaries or any of your or their authorized representatives have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time made and at the time the related Projections are made available to Chase or CSI. You agree to supplement the Information and Projections from time to time until the closing of the Facilities so that the representations and covenants in the preceding sentence remain correct. In arranging the Facilities, including the syndications of the Facilities, Chase and CSI will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof.

     As consideration for Chase's commitments hereunder and CSI's agreement to structure, arrange and syndicate the Facilities and to provide advisory services in connection therewith, you agree to pay (or to cause the Company or the Borrower to pay) to Chase the fees as set forth in the Term Sheets and in the Fee Letter dated the date hereof and delivered herewith with respect to the Facilities (the "Fee Letter"). Once paid, such fees shall not be refundable under any circumstances.

     Chase's commitments hereunder and CSI's agreement to perform the services described herein are subject to (a) Chase's not having discovered or otherwise become aware of information not previously disclosed to Chase that Chase believes to be inconsistent, in a manner that is material and adverse, with its understanding, based on information provided to Chase prior to the date hereof, of the business, operations, properties, assets, financial condition, contingent liabilities and material agreements of the Company and its subsidiaries, taken as a whole, (b) there not having occurred any material adverse change in the business, operations, properties, assets, financial condition, contingent liabilities or material agreements of the Company and its subsidiaries, taken as a whole, since December 31, 1999 (it being understood that any change in the business, operations, properties, assets, financial condition, contingent liabilities or material agreements of the Company and its subsidiaries resulting from the Asset Dropdown will not constitute a material adverse change specified in this clause (b)), (c) there not having occurred and being continuing a material disruption of or material adverse change in financial, banking or capital market conditions that, in Chase's reasonable judgment, could materially impair the syndication of any of the Facilities, (d) Chase's satisfaction that, prior to and during the syndication of the Facilities, there shall be no competing issues of debt securities or commercial bank or other credit facilities of the Company and its subsidiaries being offered, placed or arranged, (e) the negotiation, execution and delivery of definitive documentation with respect to the Facilities reasonably satisfactory to Chase and its counsel, (f) CSI's having been afforded a period of not less than 60 days following the date hereof to syndicate the Facilities, (g) your agreement that, in connection with any syndication of any credit facility for, or offering or placing of debt securities of, any entity sponsored or controlled by you or any of your affiliates, you will coordinate such syndication or offering with CSI in order to ensure that such syndication or offering does not disrupt or otherwise interfere with the orderly syndication of the Facilities and (i) the other conditions set forth in the Term Sheets. Those matters that are not covered by or made clear under the provisions hereof and of the Term Sheets are subject to the approval and agreement of Chase, CSI and you.

     By executing this Commitment Letter, you agree (a) to indemnify and hold harmless CSI, Chase and their respective officers, directors, employees, affiliates, agents and controlling persons from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such persons may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Term Sheets, the Transactions, the Facilities or any related document or transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any of such indemnified parties is a party thereto, and to reimburse each of such indemnified parties upon demand for any reasonable legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified party, apply to losses, claims, damages, liabilities or related expenses to the extent they are found in a final judgment of a court to have resulted from the willful misconduct or gross negligence of such indemnified party, and (b) to reimburse CSI and Chase from time to time, upon presentation of a summary statement, for
(i) all reasonable out-of-pocket expenses (including but not limited to reasonable expenses of Chase's due diligence investigation, consultants' fees, syndication expenses, travel expenses and reasonable fees, disbursements and other charges of counsel) and (ii) internally allocated charges and expenses related to Chase's initial and ongoing examination of the assets underlying the Receivables Facility, in each case incurred in connection with the Facilities and the preparation of this Commitment Letter, the Term Sheets, the Fee Letter, the definitive and all other documentation for the Facilities and any security arrangements in connection therewith. No indemnified person shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems or for any special, indirect, consequential or punitive damages in connection with its activities related to the Facilities.

     You acknowledge that Chase, CSI and their affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. Neither Chase, CSI nor any of their affiliates will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or its other relationships with you in connection with the performance by Chase, CSI or any of their affiliates of services for other companies, and neither Chase, CSI nor any of their affiliates will furnish any such information to other companies. You also acknowledge that neither Chase, CSI nor any of their affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, the Company or its subsidiaries confidential information obtained by Chase or CSI or any of their affiliates from other companies.

     This Commitment Letter and Chase's commitments hereunder shall not be assignable by you without the prior written consent of Chase, and any attempted assignment without such consent shall be void; provided, however, that this Commitment Letter, Chase's commitments hereunder and the Fee Letter may be assigned by you to the Company or the Borrower pursuant to an instrument in writing reasonably satisfactory to Chase, so long as you remain liable for all your obligations hereunder and thereunder. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by Chase, CSI and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Commitment Letter. This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York.

     This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheets or the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person without the prior approval of Chase except (a) to your affiliates and Heartland's limited partners, together with your and their respective officers, agents and advisors, in each case who are directly involved in the consideration of this matter, (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof) and (c) after your acceptance of the terms of this Commitment Letter and of the Fee Letter, you may disclose the existence of this Commitment Letter and a summary of the principal terms and conditions of Chase's commitments hereunder in any public filings to be made in connection with the Company's solicitation of proxies from its stockholders for purposes of obtaining the approval of such stockholders for the Transactions, provided that any such disclosure that is in writing shall be subject to Chase's prior review and approval (such approval not to be unreasonably withheld), and provided further that you may disclose this Commitment Letter and the Term Sheets, and their terms and substance, and the fifth paragraph of the Fee Letter (but not the remainder of the Fee Letter or the remainder of its terms and substance), on a confidential and need-to-know basis, to MCorp and the Company and their respective officers, employees, attorneys, accountants and advisors and to prospective Investors.

     Please indicate your acceptance of the terms hereof by signing in the appropriate space below and returning to Chase the enclosed duplicate originals (or facsimiles) of this Commitment Letter not later than 5:00 p.m., New York City time, on August 3, 2000. Chase's commitments under this Commitment Letter will expire at such time in the event that Chase has not received such executed duplicate originals (or facsimiles) in accordance with the immediately preceding sentence. In the event that the initial borrowing under the Senior Facilities does not occur on or before December 20, 2000, then this Commitment Letter and Chase's commitments hereunder shall automatically terminate unless Chase and CSI shall, in their discretion, agree to an extension. The compensation, reimbursement, indemnification and confidentiality provisions contained herein, in the Fee Letter and in any related documentation shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or Chase's commitments hereunder.

     Chase and CSI are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

                                            Very truly yours,


                                            THE CHASE MANHATTAN BANK,

                                            By: /s/ Deborah J. Davey
                                               -------------------------
                                               Name:  Deborah J. Davey
                                               Title: Managing Director



                                            CHASE SECURITIES INC.,


                                            By: /s/ Nga Tran-Pedretti
                                               -------------------------
                                               Name:  Nga Tran-Pedretti
                                               Title: Vice President


Accepted and agreed to as of the date first above written:

RIVERSIDE COMPANY LLC,


By: /s/ Daniel P. Tredwell
   -------------------------
   Name:  Daniel P. Tredwell
   Title: Senior Managing Director

CONFIDENTIAL
August 1, 2000
                                                                       EXHIBIT A

                                 Project Tailor
                 $1,300,000,000 Senior Secured Credit Facilities
                    Summary of Principal Terms and Conditions


Borrower:                A newly formed Delaware corporation (the "Borrower")
                         that will be a wholly owned subsidiary of a Delaware corporation identified to The Chase Manhattan Bank
                         ("Chase") as "Tailor" (the "Company").

Recapitalization:        Pursuant to or in connection with the Recapitalization
                         Agreement (the "Recapitalization Agreement") to be entered into between the Company and Riverside Company
                         LLC, a newly formed Delaware limited liability company
                         ("Merger Subsidiary") all the outstanding equity interests of which will be owned by Heartland
                         Industrial Partners, L.P. ("Heartland"), certain of its affiliates (including investors in Heartland) and certain other investors reasonably satisfactory to Chase (collectively, the "Investors"), (a) the
                         Investors will contribute (the "Equity Contribution") an aggregate amount of not less than $433,200,000 in cash to Merger Subsidiary as common equity, (b) the Company will sell (the "Specified Asset Sales"), and will receive not less than $123,800,000 in cash proceeds (the "Specified Asset Sale Proceeds") from the sale of, its existing equity investments in certain entities set forth on Annex IV hereto, (c)(i) the Company will sell its equity investment (the "Saturn
                         Sale") in Saturn Electronics and Engineering Inc.
                         ("Saturn") and (ii) pending the completion of the Saturn Sale, the equity investment in Saturn will be held by a newly formed, special purpose wholly owned subsidiary of the Company (the "Saturn Subsidiary"),
                         (d) as soon as reasonably practicable and in any event within six months after the Closing Date (as defined below), the Company will contribute to the Borrower
                         (the "Asset Dropdown") all or a substantial majority of the Company's remaining assets (other than any Cash (as defined below)) and certain other assets to be agreed upon by the Borrower and Chase, (e) in connection with the Merger, new restricted stock awards (including phantom restricted stock awards) of the Company having the terms set forth in the Recapitalization Agreement will be substituted for certain existing restricted stock awards (including phantom restricted stock awards) of the Company, and pursuant to the terms of such new restricted stock awards the Company will become obligated to make deferred cash payments or common stock issuances in an aggregate amount not to exceed $54,400,000 (the "Restricted Stock Award") over a three-year period (including the accretion thereof) following the Closing Date, (f) Merger Subsidiary will merge with and into the Company (the "Merger"), with the Company being the surviving corporation in the Merger, and (g) pursuant to the Merger, (i) the pre-Merger common stockholders (and holders of options to acquire common stock) of the Company will receive
                         (A) on the Closing Date, in the aggregate $609,200,000 in cash (the "Merger Consideration") (and all such options will be extinguished) and (B) following the Saturn Sale, an amount based upon the net proceeds from the disposition of Saturn and determined in accordance with and pursuant to the Recapitalization Agreement
                         (the "Saturn Proceeds Distribution"), (ii) the Company will issue on the Closing Date $36,100,000 in liquidation preference of its preferred stock (the
                         "Preferred Stock") to a corporation identified to Chase as "Mcorp" ("MCorp"), (iii) the Investors will receive on the Closing Date not less than 75% of the post-
                         Merger common stock of the Company, of which Heartland will beneficially own not less than a percentage to be agreed upon, and (iv) MCorp and certain other shareholders of the Company will receive on the Closing
                         Date the remainder of the post-Merger common stock of the Company (collectively, the "Rollover Equity"). The
                         Merger is intended to be structured as a recapitalization for accounting purposes, and the foregoing transactions are collectively referred to herein as the "Recapitalization".

                         In addition, in connection with the Recapitalization,
                         (a) immediately after the Asset Dropdown, the Borrower will become a co-obligor (together with the Company) under the Indenture dated as of November 1, 1986 (as in effect on the date hereof, the "Existing Indenture"), relating to the $305,000,000 in aggregate face amount of 4 1/2% Convertible Subordinated Debentures due December 15, 2003 (the "Debenture Maturity Date"), issued by the Company (the "Convertible Subordinated Debentures"), (b) following the Merger, the Convertible Subordinated Debentures will remain outstanding and will be convertible at any time on and after the Closing Date (as defined below), at the option of the holders of such Convertible Subordinated Debentures (the "Debenture Holders"), into the amount of cash that the Debenture Holders would have received pursuant to the Merger if the Convertible Subordinated Debentures had been converted into common stock of the Company immediately prior to the Merger (as provided in Section 3.06 of the Existing Indenture, the "Conversion Right"), and (c) immediately prior to or concurrent with the Merger, MCorp will enter into an agreement (the "Shareholder Subordinated Loan Agreement"), in the form attached as an exhibit to the Recapitalization Agreement, pursuant to which MCorp will agree to make senior subordinated, unsecured, unguaranteed loans (the "Shareholder Subordinated Loans") to the Company in an aggregate principal amount of not less than $100,000,000 on the terms set forth in the Shareholder Subordinated Loan Agreement.

                         In connection with the Recapitalization, (a) the Borrower will obtain the senior secured credit facilities (the "Senior Facilities") described below under the caption "Senior Facilities" on the date on which the Recapitalization is consummated (the "Closing Date"), (b) one or more newly formed, wholly owned, bankruptcy-remote, special-purpose subsidiaries or trusts of the Borrower (collectively, the "Receivables Subsidiary") will obtain an off-balance-sheet receivables purchase facility (the "Receivables Facility") in an aggregate amount of $175,000,000, of which at least $120,000,000 is expected to be funded on the Closing Date (the "Receivables Facility Proceeds"),
                         (c) the Company and each of its subsidiaries will repay in full all their existing indebtedness other than (i) the Convertible Subordinated Debentures, (ii) $21,500,000 in aggregate face amount of Industrial Revenue Bonds (the "Industrial Revenue Bonds") and
                         (iii) other limited indebtedness to be agreed upon (such repaid indebtedness, the "Repaid Indebtedness"), and all documentation evidencing such Repaid Indebtedness and any related guarantee or collateral documents will be terminated, (d) immediately prior to the consummation of the Recapitalization on the Closing Date, the Company will hold cash (the "Cash") from various sources in an amount of not less than $3,700,000 and (e) costs and expenses (the "Transaction Costs") incurred in connection with the Transactions will be paid. The transactions described in this paragraph and the immediately preceding paragraph, together with the Recapitalization and the other transactions contemplated hereby, are collectively referred to herein as the "Transactions".

Agent: Chase will act as sole and exclusive administrative agent and collateral agent (collectively, the "Agent") for a syndicate of financial institutions reasonably satisfactory to Chase and the Borrower (the "Lenders"), and will perform the duties customarily associated with such roles.

Advisor, Arranger
 and Book Manager:      Chase Securities Inc. ("CSI") will act as sole and
                        exclusive advisor, lead arranger and sole book manager for the Senior Facilities (the "Arranger"), will perform the duties customarily associated with such roles and will manage the syndication of the Senior Facilities.

Senior Facilities:      (A)  Two Senior Secured Term Loan Facilities in an
                             aggregate principal amount of up to $1,000,000,000
                             (the "Term Loan Facilities"), consisting of (a) a
                             Tranche A Term Loan Facility in an aggregate principal amount of $550,000,000 (the "Tranche A
                             Facility") to be made available to the Borrower on the Closing Date and (b) a Tranche B Term Loan
                             Facility in an aggregate principal amount of $450,000,000 (the "Tranche B Facility") to be made available to the Borrower on the Closing Date. (B)
                             A Senior Secured Revolving Credit Facility in an aggregate principal amount of up to $300,000,000
                             (the "Revolving Facility"). Up to an amount to be agreed upon of the Revolving Facility will be available in the form of letters of credit.

Purpose:                (A)  The net proceeds of the Term Loan Facilities and
                             the Receivables Facility Proceeds (together with
                             (x) a de minimus amount under the Revolving
                             Facility as specified on Annex III and (y) the amount of the Receivables Short-Fall Borrowing, if any, and the Advanced Accessories Borrowing (in each case as defined below), if any) will be transferred by the Borrower to the Company on the Closing Date by means of dividend or intercompany advance and used by the Company on the Closing
                             Date, together with the Specified Asset Sale
                             Proceeds, the proceeds from the Equity Contribution and any Cash, solely (a) to pay the Merger
                             Consideration, (b) to repay all principal, interest, fees and other amounts outstanding under the Repaid Indebtedness and (c) to pay the Transaction Costs (provided that the Company and the Borrower shall be permitted to pay certain Transaction Costs to be agreed upon after the Closing Date). The estimated sources and uses of the funds necessary to consummate the Transactions and the other transactions contemplated hereby are set forth on Annex II hereto.

                        (B) The proceeds of loans under the Revolving Facility will be used by the Borrower for general corporate purposes and, subject to the provisions set forth under the caption "Availability" below, to finance Permitted Acquisitions (to be defined). In addition, in the event that (a) the Borrower shall have received less than $120,000,000 in Receivables Facility Proceeds on the Closing Date, the Borrower will be permitted to borrow under the Revolving Facility on the Closing Date up to an amount (the "Receivables Short-Fall Borrowing") equal to the lesser of (i) $20,000,000 and (ii) the amount by which $120,000,000 exceeds the amount of the Receivables Facility Proceeds on the Closing Date and (b) the Company's equity investments in Advanced Accessories is not sold (the "Advanced Accessories Sale") as part of the Specified Asset Sales by the Closing Date, the Borrower will be permitted to borrow under the Revolving Facility on the Closing Date up to an amount (the "Advanced Accessories Borrowing") equal to the lesser of (i) $9,000,000 and (ii) the amount by which $123,800,000 exceeds the actual Specified Asset Sale Proceeds (it being understood that to the extent the Advanced Accessories Sale does not occur prior to the Closing Date, such sale shall not be a Specified Asset Sale, the proceeds from such sale shall not be Specified Asset Sale Proceeds and the minimum amount of such Asset Sale Proceeds shall be $116,000,000).

                        (C) Letters of credit will be used by the Borrower on and after the Closing Date for general corporate purposes.


Availability:           (A)  The full amount of the Term Loan Facilities must
                             be drawn in a single drawing on the Closing Date.
                             Amounts borrowed under the Term Loan Facilities that are repaid or prepaid may not be reborrowed.

                        (B) Loans under the Revolving Facility will be available on and after the Closing Date and at any time prior to the final maturity of the Revolving Facility, in minimum principal amounts to be agreed upon. Except as approved by the Agent following consultation with the Borrower, no loans will be made under the Revolving Facility on the Closing Date (other than (x) a de minimus amount as specified in Annex III and (y) in connection with any Receivables Short-Fall Borrowing or any Advanced Accessories Borrowing). Amounts repaid under the Revolving Facility may be reborrowed.

                         The Borrower will be permitted to use up to $50,000,000 under the Revolving Facility to finance Permitted Acquisitions; provided, however, that in the event that on any date (a) the Borrower has received net proceeds in an aggregate amount equal to or greater than $205,000,000 from one or more issuances of Subordinated Indebtedness (as defined below) or equity securities (or one or more capital contributions), (b) the Borrower has caused the entire amount of such net proceeds to be held on such date in an Agent's account (as described below under the caption "Additional Permitted Indebtedness") or applied to redeem, convert or repurchase Convertible Subordinated Debentures and
                         (c) the aggregate face amount of all Convertible Subordinated Debentures outstanding on such date (plus any accrued interest thereon) is equal to or less than the sum of (i) the aggregate amount of Shareholder Subordinated Loans that may be borrowed on such date by the Company under the Shareholder Subordinated Loan Agreement and (ii) the aggregate amount held on such date in the Agent's account as contemplated by clause
                         (b) above, the Borrower may use up to $75,000,000 (in lieu of $50,000,000) under the Revolving Facility to finance Permitted Acquisitions. Each Permitted Acquisition will be subject to the conditions that (A) such Permitted Acquisition must be in the same or similar lines of business as those of the Borrower and must not be preceded by or effected pursuant to a hostile offer, (B) at the time of each such Permitted Acquisition, the Company shall be in pro forma covenant compliance, (C) at the time of each such Permitted Acquisition, no default or event of default under the Credit Agreement shall have occurred and be continuing and (D) each such Permitted Acquisition shall comply with other limitations to be agreed upon (including limitations on contingent and other liabilities assumed). Upon any borrowing under the Revolving Facility to finance a Permitted Acquisition, the amount that the Borrower may use under the Revolving Facility to finance Permitted Acquisitions will be automatically reduced by the amount of such borrowing (without regard to any subsequent repayment of such amount).

                         The Revolving Facility will provide for up to $75,000,000 in loans and letters of credit to be made available (a) to the Borrower and certain of its foreign subsidiaries to be agreed upon by the Borrower and the Agent and (b) in US Dollars and in certain other freely available major foreign currencies to be agreed upon by the Borrower and the Agent, in each case subject to limits, collateral requirements and procedural requirements to be agreed upon.

Incremental Facility:    One or more senior secured term loan facilities
                         (collectively, the "Incremental Facilities") in an aggregate amount of up to $250,000,000 (the loans thereunder, the "Incremental Loans") will be made available to the Borrower under the Credit Agreement, pursuant to which the Borrower may solicit any Lender and/or any other financial institution reasonably satisfactory to the Agent to provide additional or new commitments. No Lender shall be committed to provide any Incremental Loans until it expressly agrees to provide such a commitment. The Incremental Facilities will be governed by the Credit Agreement, and will be subject to the provisions thereof relating to the Term
                         Loan Facilities, including mandatory prepayments, with modifications to be agreed upon.

                         The ability for the Borrower to make solicitations under the Incremental Facilities shall be available from the Closing Date until the Tranche B Maturity Date (as defined below).

                         Interest rates, maturity and amortization under the Incremental Facilities shall be agreed upon at the time the applicable lenders provide their commitment to make Incremental Loans, provided that (a) if the interest rate spreads applicable to any Incremental Facility are greater than 0.25% per annum in excess of the then-existing interest rate spreads applicable to the Tranche B Facility, the interest rate spreads applicable to the Tranche B Facility will be automatically increased so that the interest rate spreads applicable to the Incremental Facility are no greater than 0.25% per annum in excess of the interest rate spreads applicable to the Tranche B Facility, (b) the final maturity of the Incremental Loans shall be at least 91 days after the Tranche B Maturity Date and (c) prior to the Tranche B Maturity Date, amortization of the Incremental Loans shall be nominal and upon a schedule and in amounts to be agreed upon. Amounts borrowed under the Incremental Facility that are repaid or prepaid may not be reborrowed.

                         The proceeds of the Incremental Loans shall be used solely to finance Permitted Acquisitions.

                         To the extent that the Borrower incurs any Specified Permitted Unsecured Debt (as defined below), the then-unused availability under the Incremental Facilities will be reduced on a dollar-for-dollar basis.

Restricted Cash,
 Revolving Facility
 and/or Receivables
 Facility Blockage:      As of and following each date set forth in the table
                         below, the Borrower will maintain restricted cash
                         (held in an Agent's account on terms reasonably acceptable to the Agent) and/or availability under the Revolving Facility and/or through the Receivables
                         Facility (such restricted cash and/or availability, collectively, the "Available Funds") in an aggregate amount equal to the amount set forth opposite such date in the table below:


                                                               Availability
                         Date                                  Requirement
                         ----                                  -----------
                         Closing Date                          $70,000,000
                         September 30, 2002                    $100,000,000
                         December 31, 2002                     $125,000,000
                         March 31, 2003                        $150,000,000
                         June 30, 2003                         $175,000,000
                         September 30, 2003                    $205,000,000
                         December 15, 2003 (maturity)          $205,000,000

                         It is understood and agreed that (a) each amount set forth in the table above as being applicable at any date shall be reduced on a dollar-for-dollar basis with respect to such date by (i) the net proceeds of any issuance of Subordinated Indebtedness or equity securities (or the net proceeds of any capital contribution) received by the Borrower and held on such date in an Agent's account (as described below under the caption "Additional Permitted Indebtedness") and
                         (ii) the face value of any Convertible Subordinated Debentures redeemed, converted or repurchased on or prior to such date using Available Funds to the extent permitted by clause (i) of the first proviso to this paragraph and (b) once Available Funds have been reserved in accordance with the foregoing requirement and for so long as any of the Convertible Subordinated Debentures are outstanding, the Borrower shall not use such Available Funds for any purpose other than the redemption or repurchase of the Convertible Subordinated Debentures, either at maturity on the Debenture Maturity Date or pursuant to clause

                         (i) of the first proviso to this paragraph, provided that (i) notwithstanding the foregoing, the Borrower shall be entitled to use Available Funds (including borrowings under the Revolving Facility) in an amount not to exceed $10,000,000 outstanding at any time to
                         (A) redeem Convertible Subordinated Debentures pursuant to the exercise of any Conversion Right or pursuant to the optional redemption provisions of the Convertible Subordinated Debentures or (B) make purchases of Convertible Subordinated Debentures (whether in the form of open-market purchases or pursuant to a debt tender offer) at a price no greater than the face amount of any Convertible Subordinated Debentures so purchased (plus any accrued interest thereon) (the "Permitted Debenture Purchases"), provided that any Available Funds used for the purposes set forth in clauses (A) and (B) above shall be immediately (or shall have been) repaid or replaced with an equivalent amount of any Shareholder Subordinated Loans, (ii) none of the Available Funds shall be used to redeem or repurchase any Convertible Subordinated Debentures unless and until the proceeds of any Subordinated Indebtedness, any equity issuance (or capital contribution) and any Shareholder Subordinated Loans have been applied to make such redemption or repurchase and (iii) the Borrower shall no longer be obligated to maintain any Available Funds once the Convertible Subordinated Debentures have been irrevocably repaid or repurchased in full.

Interest Rates and
  Fees:                  As set forth on Annex I hereto.

Default Rate:            With respect to overdue principal, the applicable
                         interest rate plus 2.0% per annum and, with respect to any other overdue amount, the interest rate then applicable to loans bearing interest based on Chase's
                         Alternate Base Rate plus 2.0% per annum.

Letters of Credit:       Letters of credit under the Revolving
                         Facility will be issued by Chase or one of its affiliates (the "Issuing Bank"). Each letter of credit shall expire not later than the earlier of (a) 12 months after its date of issuance and (b) the fifth business day prior to the final maturity of the Revolving Facility.

                         Drawings under any letter of credit shall be reimbursed by the Borrower on the same business day. To the extent that the Borrower does not reimburse the Issuing Bank on the same business day, the Lenders under the Revolving Facility shall be irrevocably obligated to reimburse the Issuing Bank pro rata based upon their respective Revolving Facility commitments.

                         The issuance of all letters of credit shall be subject to the customary procedures of the Issuing Bank.

Final Maturity and
  Amortization:          (A)  The Tranche A Facility will mature on the date
                              that is six and one-half years after the Closing
                              Date (the "Tranche A Maturity Date") and will amortize on a quarterly basis under a schedule to be agreed upon. The amortization payment under the Tranche A Facility on the Tranche A Maturity Date will be $150,000,000 (as reduced by any prepayments after the Closing Date).

                         (B) The Tranche B Facility will mature on the date that is eight years after the Closing Date (the "Tranche B Maturity Date") and will amortize on a quarterly basis in nominal amounts during the first seven years of such Facility and thereafter in quarterly installments under a schedule to be agreed upon.

                         (C) The Revolving Facility will mature on the date that is six and one-half years after the Closing Date.

Guarantees:              All obligations of the Borrower under the Senior
                         Facilities and under any interest rate protection or other hedging arrangements entered into with a Lender
                         (or any affiliate thereof) will be unconditionally guaranteed (the "Guarantees") by the Company and each existing and subsequently acquired or organized domestic (and, to the extent no adverse tax consequences to the Company or the Borrower would result therefrom, foreign) subsidiary of the Company, other than the Receivables Subsidiary and the Saturn
                         Subsidiary. Except in the case of Specified Permitted
                         Unsecured Debt (as defined below) consisting of senior unsecured indebtedness, any guarantees of any Additional Permitted Indebtedness (as defined below) will be subordinated to the Guarantees to the same extent as such underlying obligations are subordinated to the Senior Facilities.

Security:                The Senior Facilities, the Guarantees and any interest
                         rate protection and other hedging arrangements entered into with a Lender (or any affiliate thereof) will be secured by all the assets of the Company, the Borrower and each other existing and subsequently acquired or organized domestic (and, to the extent no adverse tax consequences to the Company or the Borrower would result therefrom, foreign) subsidiary (other than the

                         Receivables Subsidiary and the Saturn Subsidiary) of the Company (collectively, the "Collateral"), including but not limited to (a) a first-priority pledge of (i) all the capital stock of the Borrower and (ii) all the capital stock (held by the Company, the Borrower or any other domestic (or, subject to the foregoing limitation, foreign) subsidiary of the Company) of each existing and subsequently acquired or organized subsidiary (including, without limitation, the Receivables Subsidiary and the Saturn Subsidiary) of the Company (which pledge, in the case of any foreign subsidiary, shall be limited to 65% of the capital stock of such foreign subsidiary to the extent the pledge of any greater percentage would result in adverse tax consequences to the Company or the Borrower) and (b) perfected first-priority security interests in, and mortgages on, substantially all tangible and intangible assets of the Company, the Borrower and each existing or subsequently acquired or organized domestic (or, subject to the foregoing limitation, foreign) subsidiary (other than the Receivables Subsidiary and the Saturn Subsidiary) of the Company (including but not limited to (i) a collateral assignment of the Company's rights in respect of the Shareholder Subordinated Loan Agreement and (ii) accounts receivable, inventory, trademarks, other intellectual property, licensing agreements, real property, cash and proceeds of the foregoing, but excluding (A) receivables sold to the Receivables Subsidiary pursuant to the Receivables Facility in a maximum amount to be agreed upon, (B) assets financed through capital leases or purchase money indebtedness in amounts to be agreed upon, (C) assets securing the Industrial Revenue Bonds on the Closing Date and (D) those assets as to which the Agent shall determine in its reasonable discretion, after consultation with the Borrower, that the costs of obtaining a security interest are excessive in relation to the value of the security afforded thereby).

                         All the above-described pledges, security interests and mortgages shall be created on terms, and pursuant to documentation, satisfactory to the Lenders, and none of the Collateral shall be subject to any other pledges, security interests or mortgages, other than certain customary permitted liens to be agreed upon.

Mandatory Prepayments:   Loans under the Term Loan Facilities shall be prepaid
                         with (a) 75% (subject to reduction based on the achievement of financial performance tests to be agreed upon) of Excess Cash Flow (to be defined), commencing with the 2001 fiscal year, (b) 100% of the net cash proceeds of all asset sales or other dispositions of property by the Company and its subsidiaries (including insurance and condemnation proceeds in excess of an agreed-upon amount, but excluding (i) proceeds resulting from the Saturn Sale and (ii) receivables sold to the Receivables Subsidiary pursuant to the Receivables Facility in a maximum amount to be agreed upon), subject to limited exceptions to be agreed upon (including an exception permitting the reinvestment of such proceeds within one year of the receipt thereof, subject to procedural requirements to be agreed upon), and (c) 100% of the net cash proceeds of issuances of debt obligations of the Company and its subsidiaries
                         (other than the proceeds of any borrowings under the Incremental Facility, any Shareholder Subordinated
                         Loans or any Additional Permitted Indebtedness).
                         Notwithstanding the foregoing, to the extent any Advanced Accessories Borrowing has been made, the proceeds resulting from any Advanced Accessories Sale up to the amount of such Advanced Accessories Borrowing shall be applied to repay (a) loans outstanding under the Revolving Facility and (b) to the extent such loans are not outstanding at such time and a default or event of default under the Credit Agreement has occurred and is continuing, loans outstanding under the Term Loan
                         Facilities.

                         The above-described mandatory prepayments (other than the prepayments of loans under the Revolving Facility resulting from an Advanced Accessories Sale) shall be allocated pro rata among each of the Term Loan Facilities and the Incremental Facility (to the extent any amounts are outstanding thereunder), subject to the provisions set forth below under the caption "Special Application Provisions". Within each Term Loan Facility and the Incremental Facility, mandatory prepayments shall be applied pro rata to reduce the remaining amortization payments under such Term Loan Facility and the Incremental Facility.

Special Application
 Provisions:             Any holder of loans under the Tranche B Facility may,
                         so long as loans are outstanding under the Tranche A
                         Facility, decline to accept any mandatory prepayment described above and, under such circumstances, all amounts that would otherwise be used to prepay the loans of such Lender under the Tranche B Facility shall be used to prepay loans under the Tranche A Facility
                         (and within Tranche A Facility shall be applied pro rata to reduce the remaining amortization payments under the Tranche A Facility).

Voluntary Prepayments/
 Reductions in
 Commitments:            Voluntary prepayments of borrowings under the Senior
                         Facilities, and voluntary reductions of the unutilized portion of the Revolving Facility commitments, will be permitted at any time, in minimum principal amounts to be agreed upon, without premium or penalty, subject to reimbursement of the Lenders' redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant Interest Period
                         (to be defined). All voluntary prepayments of the Term
                         Loan Facilities will be allocated between the Term Loan
                         Facilities on a pro rata basis, and within each such Facility, (a) 50% of each such voluntary prepayment shall be applied to the next two scheduled amortization payments occurring within the next twelve months under such Term Loan Facility (provided that if such 50% of such voluntary prepayment exceeds the amount of such next two scheduled amortization payments, the amount of such excess shall be applied in accordance with clause
                         (b) of this sentence) and (b) the remaining 50% of each such voluntary prepayment (and any excess referred to in clause (a) of this sentence) shall be applied pro rata to the remaining amortization payments under such Term Loan Facility.

Representations and
 Warranties:             Usual for facilities and transactions of this type and
                         others to be reasonably specified by the Agent
                         (including materiality concepts to be agreed upon), including, without limitation, accuracy of financial statements; no material adverse change; absence of litigation; no violation of agreements or instruments
                         (including the indenture relating to the Convertible
                         Subordinated Debentures and any indenture or other agreement relating to any Additional Permitted
                         Indebtedness or any Shareholder Subordinated Loans);
                         maintenance of the status of the Senior Facilities, the Guarantees and the Collateral, and all associated rights and obligations, as "Senior Indebtedness" under the indenture relating to the Convertible Subordinated
                         Debentures and any indenture or other agreement relating to any subordinated indebtedness (including but not limited to any Shareholder Subordinated Loans);
                         compliance with laws (including but not limited to ERISA, margin regulations and environmental laws);
                         payment of taxes; ownership of properties;
                         inapplicability of the Investment Company Act;
                         solvency; effectiveness of regulatory approvals; labor matters; environmental matters; accuracy of information; validity, priority and perfection of security interests in the collateral; and enforceability of the Guarantees.

Conditions Precedent to
 Initial Borrowing:      Usual for facilities and transactions of this type,
                         those specified below and others to be reasonably specified by the Agent, including, without limitation, delivery of satisfactory legal opinions, audited financial statements and other financial information to be agreed upon; first-priority perfected security interests in the Collateral (free and clear of all liens, subject to limited exceptions to be agreed upon); execution of the Guarantees, which shall be in full force and effect; accuracy of representations and warranties; absence of defaults, prepayment events or creation of liens under debt instruments (including the indenture or other governing document relating to any Shareholder Subordinated Loans, any Additional
                         Permitted Indebtedness or the Convertible Subordinated
                         Debentures) or other agreements as a result of the Transactions and the other transactions contemplated hereby; evidence of authority; compliance with applicable laws and regulations (including but not limited to ERISA, margin regulations and environmental laws); absence of material adverse change in the business, operations, properties, assets, financial condition, contingent liabilities or material agreements of the Company and its subsidiaries, taken as a whole, since December 31, 1999 (it being understood that any change in the business, operations, properties, assets, financial condition, contingent liabilities or material agreements of the Company and its subsidiaries resulting from the Asset Dropdown will not constitute a material adverse change for purposes of this condition precedent); payment of fees and expenses; and obtaining of satisfactory insurance.

                         The initial borrowing under the Senior Facilities will also be subject to the applicable conditions precedent set forth on Annex III hereto.

Affirmative Covenants:   Usual for facilities and transactions of this type and
                         others to be reasonably specified by the Agent (to be applicable to the Company and its subsidiaries, and with limited exceptions to be agreed upon), including, without limitation, maintenance of corporate existence and rights; performance of obligations; delivery of audited annual consolidated and consolidating financial statements for the Company, unaudited quarterly consolidated financial statements for the Company and other financial information; delivery of notices of default, litigation and material adverse change;

                         maintenance of properties in good working order; maintenance of satisfactory insurance; compliance with laws; inspection of books and properties; further assurances; and payment of taxes.

                         The Credit Agreement will also require that (a) the Borrower maintain appropriate interest protection and other hedging arrangements with one or more Lenders (or affiliates thereof) on terms reasonably satisfactory to the Agent, (b) the Company complete the Asset Dropdown as soon as reasonably practicable and in any event on or prior to the date that is six months after the Closing Date and (c) the Company obtain (and contribute to the Borrower as common equity) on or before March 1, 2001, an additional amount of common equity in cash (whether by means of a capital contribution or the issuance of common stock of the Company to investors reasonably satisfactory to the Agent) in an aggregate amount of at least $5,200,000, all in a manner reasonably satisfactory to the Agent.

Negative Covenants:      Usual for facilities and transactions of this type and
                         others to be reasonably specified by the Agent (to be applicable to the Company and its subsidiaries, and with limited exceptions to be agreed upon), including, without limitation, limitations on dividends or other distributions on capital stock (but with an exception to permit (a) the payment of dividends on the Preferred
                         Stock (at the rate stated in the charter annexed to the Recapitalization Agreement as being applicable to the Preferred Stock) if, at the time of such payment and after giving effect thereto, no default or event of default under the Credit Agreement has occurred and is continuing and the Company is in compliance with the covenants referred to below under the heading "Selected
                         Financial Covenants", (b) the making of deferred cash payments under the Restricted Stock Award if, at the time of such payments and after giving effect thereto, no event of default under the Credit Agreement has occurred and is continuing and (c) the Saturn Proceeds
                         Distribution); limitations on redemptions and repurchases of capital stock (which will include limitations on the redemption or repurchase of the Preferred Stock); prohibition of prepayments, redemptions and repurchases of debt (other than (a) loans under the Senior Facilities and (b) the retirement, redemption or repurchase of the Convertible
                         Subordinated Debentures as permitted by the provisions set forth under the caption "Restricted Cash, Revolving
                         Facility and/or Receivables Facility Blockage" above or the caption "Additional Permitted Indebtedness" below);
                         limitations on liens, sale-leaseback transactions and certain other lease transactions; limitations on loans and investments; limitations on debt (including limitations on hedging arrangements, but permitting the Shareholder Subordinated Loans and the Additional
                         Permitted Indebtedness); limitations on the issuance of preferred stock; limitations on capital expenditures;
                         limitations on recapitalizations, acquisitions and asset sales (other than (a) sales of receivables effected pursuant to the Receivables Facility in a maximum amount to be agreed upon, (b) the Saturn Sale and the Advanced Accessories Sale and (c) Permitted
                         Acquisitions); limitations on transactions with affiliates; limitations on changes in business conducted by the Borrower and its subsidiaries;
                         prohibition on the Company's engaging in any activities other than (a) holding the capital stock of the Borrower, (b) performing its obligations in respect of the Restricted Stock Award and (c) activities incidental to such matters and to the Company's existence; prohibition on the Saturn Subsidiary's engaging in any activities other than (a) holding the equity investments in Saturn, (b) performing its obligations in respect of the Saturn Sale and the Saturn Proceeds Distribution and (c) activities incidental to such matters and to Saturn's existence;
                         and limitations on amendments of debt and other material agreements (including, without limitation, the Shareholder Subordinated Loan Agreement).

Additional Permitted
 Indebtedness:           The Borrower shall be permitted to incur, and its
                         subsidiaries shall be permitted to guarantee, (a) up to $250,000,000 in unsecured senior or subordinated indebtedness (the "Specified Permitted Unsecured Debt") in lieu of, and to be used solely for the same purposes as, Incremental Loans, (b) up to $250,000,000 in unsecured subordinated indebtedness (the "Additional
                         Acquisition Indebtedness") to be used solely to make
                         Permitted Acquisitions and (c) up to $305,000,000 in unsecured subordinated indebtedness (the "Subordinated
                         Indebtedness" and, together with the Specified
                         Permitted Unsecured Debt and the Additional Acquisition
                         Indebtedness, the "Additional Permitted Indebtedness") to be used solely to retire, redeem or repurchase
                         Convertible Subordinated Debentures as permitted by the provisions set forth under the caption "Restricted
                         Cash, Revolving Facility and/or Receivables Facility
                         Blockage" above or the provisions set forth below under this caption and, prior to such retirement, redemption or repurchase, to be held in an Agent's account on terms reasonably satisfactory to the Agent, provided that, in the case of the incurrence of any Specified
                         Permitted Unsecured Debt or Additional Acquisition
                         Indebtedness, (i) the Total Leverage Ratio (as defined below), determined on a pro forma basis after giving effect to the Permitted Acquisition and/or the incurrence of the Specified Permitted Unsecured Debt or the Additional Acquisition Indebtedness, as applicable, shall be less than the lower of (A) the applicable ratio that the Company is obligated to maintain at such time pursuant to the covenants referred to below under the caption "Selected Financial Covenants" minus 0.50 and (B) 4.25 to 1.00 and (ii) at the time of each such Permitted Acquisition and or the incurrence of the Specified Permitted Unsecured Debt or the Additional
                         Acquisition Indebtedness, as applicable, no default or event of default under the Credit Agreement shall have occurred and be continuing.

                         To the extent that the Borrower borrows under the Incremental Facility, the principal amount of indebtedness that the Borrower may incur as Specified Permitted Unsecured Debt will be reduced on a dollar-for-dollar basis.

                         The Company shall only be entitled, and shall be obligated, to incur indebtedness in the form of Shareholder Subordinated Loans in the following circumstances: (a) if, on the earlier of the Debenture Maturity Date and the date that is 30 days prior to the expiration of the commitments under the Shareholder Subordinated Loan Agreement, the Convertible Subordinated Debentures have not been redeemed or repurchased pursuant to the exercise of the Conversion Right or otherwise, the Company will obtain Shareholder Subordinated Loans in an aggregate principal amount equal to $100,000,000 (less the aggregate amount of any Shareholder Subordinated Loans made prior to such time); (b) upon any conversion of any Convertible Subordinated Debentures on or following the Closing Date and prior to the Debenture Maturity Date pursuant to the Conversion Right, the Borrower will obtain Shareholder Subordinated Loans in an aggregate principal amount equal to the lesser of (i) the amount of cash payable to the Debenture Holders in respect of the exercise of such Conversion Right less the amount of any Subordinated Indebtedness held in an Agent's account at such time and (ii) $100,000,000 (less the aggregate amount of any Shareholder Subordinated Loans made prior to such time); and (c) if Available Funds have been used to make Permitted Debenture Purchases, the Company shall obtain, at any time it is requested to do so by the Agent or the Required Lenders, Shareholder Subordinated Loans in the amount of such

                         Available Funds so used; and (d) the Company may obtain Shareholder Subordinated Loans in the form of Subordinated Indebtedness (as contemplated by clause
                         (c) of the first paragraph of this caption) or in such other circumstances as the Agent agrees, provided that
                         (i) the aggregate amount of Shareholder Subordinated Loans made pursuant to clauses (a), (b), (c) and (d) above shall not exceed $100,000,000, (ii) notwithstanding the foregoing, unless otherwise requested by the Agents or the Required Lenders pursuant to clause (c) above, the Company shall not be obligated to obtain Shareholder Subordinated Loans if the aggregate principal amount of such loans then obtained would be less than $10,000,000 and (iii) notwithstanding the foregoing, (A) if an event of default has occurred and is continuing under the Credit Agreement, MCorp shall not be obligated to make Shareholder Subordinated Loans except to the extent necessary (x) to fund the aggregate amount of cash payable to Debenture Holders who have exercised their Conversion Right (whether before or after the occurrence of such event of default) and (y) on the earlier of the Debenture Maturity Date and the date that is 30 days prior to the expiration of the commitments under the Shareholder Subordinated Loan Agreement, to pay the aggregate amount that is (or will be) payable to Debenture Holders in respect of the maturity of any Convertible Subordinated Debentures that remain outstanding on such date and (B) if the Borrower has been declared bankrupt by a court of competent jurisdiction (and has not been discharged from such bankruptcy), MCorp shall not be obligated to make Shareholder Subordinated Loans. The Borrower shall
                         (a) hold the proceeds of all Shareholder Subordinated Loans in an Agent's account on terms reasonably acceptable to the Agent prior to the use thereof and
                         (b) use such proceeds only for such purposes as are agreed upon between the Borrower and the Agent.

                         The terms of any Additional Permitted Indebtedness shall be reasonably acceptable to the Agent, provided that such terms shall (a) provide for a bullet maturity on a date that is at least 12 months after the Tranche B Maturity Date, (b) accrue interest at interest rates determined in good faith by the Borrower at the time of issuance to be market rates of interest, (c) not require any mandatory prepayment (except upon acceleration on default and in other customary limited circumstances to be agreed upon) and (d) except in the case of Specified Permitted Unsecured Debt consisting of senior unsecured indebtedness, contain subordination and related provisions satisfying certain criteria to be agreed upon.

Selected Financial
 Covenants:              Usual for facilities and transactions of this type,
                         including, without limitation, (a) a maximum total leverage ratio (the "Total Leverage Ratio"), the definition of which will be agreed upon (it being understood that such ratio shall be calculated (i) at any time by including the amount of the Receivables
                         Facility at such time and (ii) by including pro forma adjustments to consolidated EBITDA (to be defined) to the extent permitted by Regulation S-X), (b) a minimum interest (including, without limitation, any dividends on the Preferred Stock) coverage ratio and (c) limitations on capital expenditures, in each case with definitions and levels to be agreed upon.

Events of Default:       Usual for facilities and transactions of this type and
                         others to be reasonably specified by the Agent, including, without limitation, nonpayment of principal or interest, violation of covenants, incorrectness of representations and warranties in any material respect, cross default and cross acceleration (including to the Receivables Facility), defaults by MCorp under the Shareholder Subordinated Loan Agreement, bankruptcy, material judgments, ERISA, actual or asserted invalidity of security documents, guarantees or the subordination provisions of the Convertible
                         Subordinated Debentures, the Shareholder Subordinated
                         Loans or the Additional Permitted Indebtedness and
                         Change in Control (the definition of which will be agreed upon, but will in any event include the failure by Heartland at any time to control the board of directors of the Company).

Voting: Amendments and waivers of the Credit Agreement (to be defined) and the other definitive credit documentation will require the approval of Lenders holding more than 50% of the aggregate amount of the loans and commitments under the Senior Facilities (the "Required Lenders"), except that (a) the consent of each Lender adversely affected thereby shall be required with respect to, among other things, (i) increases in commitments, (ii) reductions of principal, interest or fees, (iii) extensions of scheduled amortization or final maturity and (iv) releases of all or substantially all the Collateral or the guarantees and
                         (b) the consent of Lenders holding more than 50% of each adversely affected tranche of the Term Loan Facilities shall be required with respect to any amendment that changes the allocation between the Term

                         Loan Facilities of any voluntary or mandatory prepayments of loans under the Term Loan Facilities (or the application of such prepayments to the remaining amortization payments under the Term Loan Facilities).

Cost and Yield
 Protection:             Usual for facilities and transactions of this type.

Assignments and
 Participations:         The Lenders will be permitted to assign loans and
                         commitments to other Lenders (or their affiliates) or to any Federal Reserve Bank without restriction, or to other financial institutions with the consent of the Borrower and the Agent, in each case not to be unreasonably withheld. Each assignment (except to other
                         Lenders or their affiliates) will be in a minimum amount of (a) $10,000,000 in respect of loans under the Tranche A Facility and the Revolving Facility and (b)
                         $3,000,000 in respect of loans under the Tranche B
                         Facility, provided that the Agent shall have the right to reduce the amounts in clauses (a) and (b) above to $5,000,000 and $1,000,000, respectively, if the Agent reasonably determines, in consultation with the Borrower, that such reductions are necessary to achieve a successful syndication of any of the Senior
                         Facilities. The Agent will receive a processing and recordation fee of $3,500, payable by the assignor and or the assignee, with each assignment. Assignments will be by novation and will not be required to be pro rata among the Senior Facilities.

                         The Lenders will be permitted to participate loans and commitments without restriction to other financial institutions. Voting rights of participants shall be limited to matters in respect of (a) increases in commitments, (b) reductions of principal, interest or fees, (c) extensions of scheduled amortization or final maturity and (d) releases of all or substantially all the Collateral or the guarantees.

Expenses and
 Indemnification:        All reasonable out-of-pocket expenses (including,
                         without limitation, expenses incurred in connection with due diligence) of the Arranger and the Agent associated with the syndication of the Senior
                         Facilities and with the preparation, execution and delivery, administration, waiver or modification and enforcement of the Credit Agreement and the other documentation contemplated hereby and thereby
                         (including the reasonable fees, disbursements and other charges of counsel) are to be paid by the Borrower. In addition, all reasonable out-of-pocket expenses of the Lenders for enforcement costs and documentary taxes associated with the Senior Facilities are to be paid by the Borrower.

                         The Borrower will indemnify the Arranger, the Agent and the other Lenders and hold them harmless from and against all costs, expenses (including reasonable fees, disbursements and other charges of counsel) and liabilities of the Arranger, the Agent and the other Lenders arising out of or relating to any claim or any litigation or other proceedings (regardless of whether the Arranger, the Agent or any other Lender is a party thereto) that relate to the proposed transactions, including the financing contemplated hereby, the Recapitalization or any transactions connected therewith, provided that none of the Arranger, the Agent or any other Lender will be indemnified for its gross negligence or willful misconduct.

Governing Law and Forum: New York.

Counsel to Agent and
 Arranger:               Cravath, Swaine & Moore.

                                                                         ANNEX I


Interest Rates:          The interest rates under the Senior Facilities will be
                         as follows:

                         Tranche A Facility

                         At the option of the Borrower, Adjusted LIBOR plus 3.00% or ABR plus 2.00%.

                         Tranche B Facility

                         At the option of the Borrower, Adjusted LIBOR plus 3.75% or ABR plus 2.75%.

                         Revolving Facility

                         At the option of the Borrower, Adjusted LIBOR plus 3.00% or ABR plus 2.00%.

                         All Senior Facilities

                         The Borrower may elect interest periods of 1, 2, 3 or 6 months (or 9 or 12 months, if available from all the Lenders) for Adjusted LIBOR borrowings.

                         Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the Prime Rate) and interest shall be payable at the end of each interest period and, in any event, at least every 3 months or 90 days, as the case may be.

                         ABR is the Alternate Base Rate, which is the highest of Chase's Prime Rate, the Federal Funds Effective Rate plus 1/2 of 1% and the Base CD Rate plus 1%.

                         Adjusted LIBOR and the Base CD Rate will at all times include statutory reserves (and, in the case of the Base CD Rate, FDIC assessment rates).

Letter of Credit Fee:    A per annum fee equal to the spread over Adjusted LIBOR
                         under the Revolving Facility will accrue on the aggregate face amount of outstanding letters of credit under the Revolving Facility, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be distributed to the Lenders participating in the Revolving Facility pro rata in accordance with the amount of each such Lender's Revolving Facility commitment. In addition, the Borrower shall pay to the Issuing Bank, for its own account, (a) a fronting fee of 0.25% per annum on the aggregate face amount of outstanding letters of credit, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, in each case for the actual number of days elapsed over a 360-day year, and (b) customary issuance and administration fees.

Commitment Fees:         With respect to any day, (a) 0.75% per annum on the
                         undrawn portion of the commitments in respect of the Revolving Facility on such day if Revolving Facility loans and letters of credit representing less than 50% of the Revolving Facility commitments are outstanding as of the end of such day and (b) 0.50% per annum on the undrawn portion of the commitments in respect of the Revolving Facility on such day if Revolving
                         Facility loans and letters of credit representing greater than or equal to 50% of the Revolving Facility commitments are outstanding as of the end of such day, in each case commencing to accrue on the Closing Date and payable quarterly in arrears after the Closing
                         Date.

Adjustments to Interest
 Rates and Commitment
 Fees: The interest rates and the commitment fees in respect of the Tranche A Facility and the Revolving Facility (but not the Tranche B Facility) will be subject to reduction after a date to be agreed upon based upon the ratio of (a) consolidated total debt as of the date of determination to (b) consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended as of such date of determination, provided that the aggregate reduction in the interest rates under either the Tranche A Facility or the Revolving Facility shall not exceed 1.00%.

                                                                        ANNEX II


             Estimated Sources and Uses of Funds on the Closing Date
             -------------------------------------------------------
                            (in millions of dollars)



                        Uses of Funds                                             Sources of Funds
-----------------------------------------------------         --------------------------------------------------
  Merger Consideration (net of option    $    609.2(1)        Cash                                   $    3.7
  proceeds)
  Preferred Stock                              36.1           Specified Asset Sale Proceeds            125.02
  Repay Repaid Indebtedness                   994.5           Convertible Subordinated Debentures       305.0
  Convertible Subordinated Debentures         305.0           Industrial Revenue Bonds                   21.5
  Industrial Revenue Bonds                     21.5           Restricted Stock Award                     44.1(1)
  Restricted Stock Award                       44.1(1)        Revolving Facility Loans                   0.65(3)
  Rollover Equity                              90.6(1)        Tranche A Facility Loans                  550.0
  Transaction Costs                            78.9           Tranche B Facility Loans                  450.0
                                         ----------           Preferred Stock                            36.1
                                                              Receivables Facility Proceeds            120.03
                                                              Proceeds of Saturn Sale                    0.04
                                                              Rollover Equity                           90.61
                                                              Equity Contribution                       433.2(5)
                                                                                                     --------
  Total Uses                             $  2,179.9           Total Sources                          $2,179.9
                                         ==========                                                  ========

--------

(1) Subject to increase in accordance with the Recapitalization Agreement if the Saturn Sale is completed prior to the Closing Date.

(2)  Assumes Advanced Accessories Sale is completed prior to the Closing Date.

(3) Amount expected to be drawn under the $300,000,000 Revolving Facility on the Closing Date to fund the Transactions. Up to $20,000,000 may be drawn under the Revolving Facility in connection with a Receivables Short-Fall Borrowing, and up to $9,000,000 may be drawn under the Revolving Facility in connection with an Advanced Accessories Borrowing.

(4) Subject to increase if the Saturn Sale is consummated prior to the Closing Date.

(5) Subject to reduction by up to $18,000,000 based upon the Saturn Sale occurring prior to the Closing Date.

                                                                       ANNEX III


                                 Project Tailor
                 $1,300,000,000 Senior Secured Credit Facilities
                   $175,000,000 Receivables Purchase Facility
                   Summary of Additional Conditions Precedent


     Except as otherwise set forth below, the initial borrowing under each of the Facilities shall be subject to the following conditions precedent:

     1. The Recapitalization shall be consummated simultaneously with the closing of the Senior Facilities in accordance with applicable law, the Recapitalization Agreement and all other related documentation, and the Lenders shall be satisfied that the Transaction Costs payable on the Closing Date shall not exceed $78,900,000.

     2. With respect to the Senior Facilities, the Borrower shall have received not less than $100,000,000 in cash proceeds from sales of receivables under the Receivables Facility. The terms and conditions of the Receivables Facility (including but not limited to terms and conditions relating to interest rates, fees, amortization, maturity, redemption, covenants, events of default and remedies) shall be reasonably satisfactory in all respects to the Agent (it being understood that the terms and conditions set forth in Exhibit B to the Commitment Letter to which this Annex is attached are satisfactory to the Agent).

     3. After giving effect to the Transactions and the other transactions contemplated hereby, the Company and its subsidiaries shall have outstanding no indebtedness (including any receivables facility or securitization) or preferred stock other than (a) the loans and other extensions of credit under the Senior Facilities, (b) the Convertible Subordinated Debentures, (c) the Preferred Stock, (d) the Restricted Stock Award, (e) the Industrial Revenue Bonds and (f) other limited indebtedness to be agreed upon.

     4. The Agent shall be reasonably satisfied with the terms and conditions of
(a) the Recapitalization Agreement and all related documentation, (b) the Shareholder Subordinated Loan Agreement and the terms of the Shareholder Subordinated Loans set forth therein, (c) the Preferred Stock, (d) the Restricted Stock Award and (e) the terms and conditions of all indebtedness to remain outstanding after the Closing Date (it being understood and agreed that the terms and conditions of the Recapitalization Agreement, the Shareholder Subordinated Loan Agreement, the Shareholder Subordinated Loans, the Preferred Stock, the Restricted Stock Award, the Industrial Revenue Bonds and the Convertible Subordinated Debentures, in each case as provided to the Agent prior to the date hereof, are acceptable to the Agent, and the parties thereto shall not be entitled to effect any material amendments or waivers to such documents not approved by the Agent).

     5. The Equity Contribution and the Specified Asset Sale Proceeds shall have been received, the Company or the Borrower shall hold any Cash and the Shareholder Subordinated Loan Agreement shall have been entered into.

     6. The Lenders shall have received unaudited consolidated balance sheets and related statements of income, stockholders' equity and cash flows of the Company for (a) each 2000 fiscal quarter ended 30 days before the Closing Date and (b) each fiscal month after the most recent 2000 fiscal quarter for which financial statements were received by the Lenders as described above and ended 30 days before the Closing Date.

     7. The Lenders shall have received a pro forma consolidated balance sheet of the Company as of the Closing Date, after giving effect to the Transactions, which balance sheet shall not be materially inconsistent with the forecasts previously provided to the Lenders.

     8. The Agent shall not have discovered or otherwise become aware of information not previously disclosed to the Agent that the Agent believes to be inconsistent, in a manner that is material and adverse, with its understanding, based on information provided to the Agent prior to the date hereof, as to the amount and nature of the environmental and employee health and safety exposures to which the Company and its subsidiaries may be subject after giving effect to the Transactions, and the plans of the Company or such subsidiaries with respect thereto. To the extent requested by the Agent, the Lenders shall have received environmental assessments (including, if applicable, Phase I reports) reasonably satisfactory to the Agent from an environmental consulting firm reasonably satisfactory to the Agent.

     9. There shall be no litigation or administrative proceeding that would reasonably be expected to have a material adverse effect on (a) the business, operations, properties, assets, financial condition, contingent liabilities or material agreements of the Company and its subsidiaries, taken as a whole, after giving effect to the Transactions or (b) the ability of the parties to consummate the Transactions.

     10. The Agent shall not have discovered or otherwise become aware of information not previously disclosed to the Agent that the Agent believes to be inconsistent, in a manner that is material and adverse, with its understanding, based on information provided to the Agent prior to the date hereof, as to the tax position and the contingent tax and other liabilities of the Company and its subsidiaries after giving effect to the Transactions, and the plans of the Company with respect thereto. The Lenders shall be reasonably satisfied in all respects with any tax sharing agreements to which the Company and its subsidiaries will be parties following the Closing Date.

     11. The Lenders shall have received a solvency letter, in form and substance and from an independent evaluation firm reasonably satisfactory to the Agent, together with such other evidence reasonably requested by the Lenders, confirming the solvency of the Company and its subsidiaries on a consolidated basis after giving effect to the Transactions.

     12. The consummation of the Transactions shall not (a) violate any applicable law, statute, rule or regulation or (b) conflict with, or result in a default or event of default under, any material agreement of the Company or any of its subsidiaries, after giving effect to the Transactions, and the Agent shall have received one or more legal opinions to such effect, reasonably satisfactory to the Agent, from counsel to the Company reasonably satisfactory to the Agent.

     13. All requisite material governmental authorities and third parties shall have approved or consented to the Transactions to the extent required, all applicable appeal periods shall have expired and there shall be no governmental or judicial action, actual or threatened, that could reasonably be expected to restrain, prevent or impose burdensome conditions on the Transactions or the other transactions contemplated hereby.

     14. The Lenders shall have received a certificate of a financial officer of the Company with respect to the Total Leverage Ratio for the twelve-month period ending on the last day of the most recently completed fiscal month that ended at least 30 days prior to the Closing Date, and such Total Leverage Ratio shall be less than 4.50 to 1.00 (it being understood that, for purposes of calculating such Total Leverage Ratio, pro forma adjustments to consolidated EBITDA related to the Transactions (which shall be made only to the extent previously disclosed to the Agent or otherwise reasonably agreed by the Agent) shall not exceed $11,600,000).

                                                                        ANNEX IV


                  Titan International
                  Advanced Accessories
                  Delco Remy International
                  MSX International
                  MascoTech Coatings, Inc.
                  Qualitor, Inc.
                  Tower Automotive
                  International Crankshaft, Inc.

                                                                       EXHIBIT B

                                 Project Tailor
                   $175,000,000 Receivables Purchase Facility
                   Summary of Principal Terms and Conditions


I.   DESCRIPTION OF THE TRANSACTIONS

Recapitalization
and other Transactions:       As set forth in Exhibit A to the Commitment Letter
                              to which this Exhibit B is attached. Terms used but not defined herein shall have the meanings assigned to such terms in such Exhibit A.

II.  GENERAL STRUCTURE

Facility:                     A trade receivables purchase facility (the
                              "Receivables Facility"). Sellers: The Borrower and its subsidiaries designated as

Receivables Subsidiary:       A newly formed, wholly owned, bankruptcy- remote,
                              special-purpose subsidiary of the Borrower
                              (collectively, the "Receivables Subsidiary"). The
                              Receivables Subsidiary will (a) satisfy certain criteria acceptable to the Funding Agent designed to ensure that the assets and liabilities of the Receivables Subsidiary will not be substantively consolidated with those of the Sellers and (b) purchase receivables and Related Security (to be defined) from the Sellers in "true sale" transactions as described below.

                              The Sellers will initially capitalize the Receivables Subsidiary with cash in an amount sufficient, together with amounts available under the Receivables Facility, to fund the purchases under the Receivables Purchase Agreement (the "RPA"). Purchases under the RPA will be made with customary limited recourse to the Sellers to the extent necessary to preserve the nature of the transaction as a true sale.

Receivables Facility
Description:                  The Sellers will sell the Eligible Receivables
                              (as The Sellers will sell the Eligible
                              Receivables (as defined below) in existence on the Closing Date and arising on each day thereafter to the Receivables Subsidiary pursuant to the RPA (such Eligible Receivables so sold, the Receivables"). The Receivables Subsidiary will then transfer Transferred Interests (as defined below) to the Purchasers (as defined below) pursuant to a Receivables Transfer
                              Agreement (the "RTA"). The RPA and the RTA will each contain terms and conditions customary for agreements of their type, and others to be specified by the Arranger.

Receivables Facility Limit:   Up to $175,000,000 (the "Facility Limit"). The
                              Facility Limit is subject to receipt and review of receivables portfolio information and may be increased or decreased based on that review, but assuming sufficient Eligible Receivables, will not be reduced below an amount that would provide
                              $100,000,000 (but is expected to be $120,000,000)
                              of funding on the Closing Date.

Term of the Receivables
Facility:                     Five years.

Purchasers:                   Park Avenue Receivables Corporation ("PARCO") and
                              other bank-sponsored multi-seller commercial paper conduits (collectively, with PARCO, the "Purchasers") acceptable to the Funding Agent and the Arranger, under an uncommitted (offering basis) facility.

Arranger:                     Chase Securities Inc. (the "Arranger").

Administrative Agent:         Chase (the "Administrative Agent").

Funding Agent:                Chase (the "Funding Agent").

Collection Agent:             Initially the Borrower, subject to the right of
                              the Funding Agent to transfer the servicing functions upon the occurrence of a Collection
                              Agent Default (as defined below).

Description of APA Facility:  A committed facility (the APA Facility") pursuant to which the APA Banks (as defined below) are obligated, following the occurrence of certain events, to purchase Transferred Interests from (i) the Purchasers in order to fund maturing commercial paper ("CP") and (ii) the Receivables Subsidiary if the Purchasers elect not to purchase. The purchases of Transferred Interests by the APA Banks shall be made on a pro rata basis.

Transferred Interest:         The term "Transferred Interest" shall mean an
                              undivided percentage ownership interest in all outstanding Receivables as of any day equal to the Percentage Factor (as defined below) on such day.

Aggregate APA Commitment:     $178,500,000 (102% of the Facility Limit to cover
                              CP discount).

APA Banks:                    Chase (on behalf of PARCO) and other financial
                              institutions (on behalf of PARCO and the other
                              Purchasers) (collectively, including Chase, the
                              "APA Banks") acceptable to the Purchasers, the Funding Agent and the Arranger that have short-term deposit ratings of at least A-1 by Standard & Poor's Ratings Group ("S&P") and P-1 by Moody's Investors Service, Inc. ("Moody's").


Term of the APA Facility:     Five Years.

Purchase of Transferred
Interests from a Purchaser:   Each Purchaser may, at any time in its
                              discretion, assign (without recourse,
                              representation or warranty) all of its right, title and interest in its Transferred Interests to the APA Banks, provided that no such assignment will be made on any day if (i) the relevant Purchaser is the subject of any bankruptcy, insolvency, reorganization or similar proceedings on such day or (ii) with respect to any APA Bank, if such APA Bank's pro rata share of the aggregate Purchase Price (as defined below) would exceed the unused amount of such APA
                              Bank's commitment on such day.

                              The aggregate "Purchase Price" for any assignment of a Transferred Interest to the APA Banks will be calculated on the basis of a formula which is based on performing, non-Defaulted Receivables (as defined below).

Fees: The Purchasers will charge a usage fee of 1.50% on the Net Investment (as defined below). Additionally, the Purchasers will charge an unused commitment fee of 0.50% per annum on the difference between (a) the aggregate commitments in respect of the APA Facility and (b) the Net Investment. All fees are payable monthly to the Funding Agent.

Interest Rates:               The interest rates applicable to the Receivables
                              Facility will be, the CP Rate (as defined below), if the purchase of applicable Transferred
                              Interests has been funded with the proceeds of a CP issuance, or if the funding takes place under the APA Facility, (a) the Adjusted LIBOR Rate plus a percentage to be agreed upon within the range of 2.25-2.50% per annum or (b) BR (as defined below) plus a percentage to be agreed upon within the range of 1.25-1.50% per annum.

                              The "CP Rate" will be equivalent to the weighted average of the discount rates on all CP (including dealer fees) issued by the Purchasers at a discount and outstanding during the related settlement period, converted to an annual yield-equivalent rate on the basis of a 360-day year.

                              Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of BR loans based on the Prime Rate) and interest shall be payable on the last day of each interest period.

                              "BR" is the Base Rate, which is the higher of (a) Chase's Prime Rate or (b) the Federal Funds Effective Rate plus 1.50% per annum.

                              The "Adjusted LIBOR Rate" will at all times include statutory reserves, if any.

                              Notwithstanding the foregoing, after the declaration of a Termination Event, the applicable interest rate will be BR plus 2.00% per annum.

Funding Timetable:            The Purchasers will give notice to the Funding
                              Agent (a) by 1:00 P.M. (New York City time) two
                              (2) business days prior to a CP funding (or, in the case of the initial funding, by 9:00 A.M. on the Closing Date), or (b) by 1:00 P.M. (New York
                              City time) for advance(s) that same business day under BR pricing, or (c) by 1:00 P.M. (New York
                              City time) three (3) Adjusted LIBOR business days prior to a Eurodollar funding. The Funding Agent will make such funds available by 2:00 P.M. (New
                              York City time) to the Purchasers or the depository designated by the Purchasers.

                              Each assignment by a Purchaser to the APA Banks will be made on a pro rata basis. However, should an APA Bank in the syndicate fail to fund, all of the other non-defaulting APA Banks will have the obligation to fund the shortfall, on a pro rata basis, of the non-defaulting APA Banks, up to the extent of each APA Bank's applicable commitment.

Priority and Assets:          The Purchasers shall have a first-priority
                              perfected interest in all the following (the
                              "Assets"), none of which shall be subject to any other lien (except as agreed to by the Purchasers and permitted by the definitive documentation):
                              (a) all Receivables purchased under the RPA at any time on or after the Closing Date, (b) all the Receivables Subsidiary's right, title and interest in and to the RPA and related agreements and (c) all Collections. The Receivables
                              Subsidiary will also grant to the Purchasers a first-priority perfected security interest in all other unencumbered property of the Receivables
                              Subsidiary to secure its obligations under the RTA.

Eligible Receivables:         The criteria for an "Eligible Receivable" will
                              include, but not be limited to, a receivable:

                              1.   which is subject to a valid sale and
                                   assignment from the originating Seller to the Receivables Subsidiary under the RPA which transfers to the Receivables

                                   Subsidiary good title thereto, free and clear of all liens other than those imposed in connection with the facility and other permitted liens;

                              2. from an obligor which is a United States resident and is not a government or government agency or an affiliate of any of the Sellers, the Receivables Subsidiary or the Purchasers;

                              3. which has been billed and is required to be paid in full in accordance with the terms of the various contracts, however, not to exceed 120 days;

                              4. which is denominated and payable only in United States dollars in the United States;

                              5.   which is not a Delinquent Receivable or
                                   Defaulted Receivable (in each case, as
                                   defined below);

                              6. which arises pursuant to a contract with respect to which the originating Seller has performed all obligations required to be performed by it thereunder, including, without limitation, shipment of merchandise and/or the performance of services purchased thereunder;

                              7.   which if purchased with the proceeds of
                                   commercial paper would constitute a "current transaction" within the meaning of section 3(a)(3) of the Securities Act of 1933, as amended;

                              8.   which is an "account" or "general
                                   intangible" within the meaning of section
                                   9-106 of the UCC of all applicable
                                   jurisdictions;

                              9.   which arises under a contract which,
                                   together with such receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the related obligor enforceable against such obligor in accordance with its terms and is subject to no dispute, offset, counterclaim or other defense other than unexpired volume or pricing discounts or rebates to which the obligor thereon may be entitled, provided that only such portion of such receivable subject to any such dispute, offset, counterclaim or defense shall be deemed ineligible under this criterion;

                              10. which, together with the contract related thereto, does not contravene in any material respect any laws, rules or regulations applicable thereto;

                              11. which satisfied in all material respects all applicable requirements of the originating Seller's credit and collection policy;

                              12. which was generated in the ordinary course of the originating Seller's business;

                              13. from an obligor which has been directed to make all payments to a specified account of the originating Seller covered under a Lockbox Agreement (as defined below);

                              14. which has not been compromised, adjusted or modified for credit reasons, provided that only such portion of such receivable that has been so compromised, adjusted or modified shall be deemed ineligible pursuant to this criterion;

                              15. which the validity of the assignment thereof does not violate any law and does not require the consent of any person;

                              16. from an obligor, of which not more than 35% of that obligor's aggregate receivables are more than 120 days past their original invoice date;

                              17.  which is an "eligible asset" within the
                                   meaning of Rule 3a-7 of the Investment
                                   Company Act of 1940, as amended; and

                              18. which does not arise under a contract that has been rewritten.

Collection:                   "Collections" means, with respect to any
                              Receivable, all cash collections and other cash proceeds of a Receivable including, without limitation, all finance charges, if any, and cash proceeds of the related security with respect to such Receivable, and any Deemed Collections (as defined below) of such Receivable.

Deemed Collections:           A "Deemed Collection" means that if on any day the
                              outstanding balance of a Receivable is reduced or canceled as a result of either (i) any defective, rejected or returned goods or services, any chargeback, allowance, or any billing or other discount, rebate or adjustment by the originating
                              Seller, the Receivables Subsidiary or the Collection Agent, (ii) a setoff or offset in respect of any claim by any person (whether such claim arises out of the same or a related transaction or an unrelated transaction) or (iii) if any representation or warranty made by the Sellers, Receivables Subsidiary or Collection
                              Agent becomes untrue with respect to a Receivable, except in certain circumstances, the Receivables
                              Subsidiary shall be deemed to have received on such day a collection of such Receivable in the amount of such reduction or cancelation and shall be obliged to pay such amount to the Funding
                              Agent.

Collection Account:           An account (the "Collection Account") established
                              for the benefit of the Purchasers for the purpose of holding all Collections under certain circumstances. The Collection Agent will forward all Collections from the Receivables as soon as practical (but in no event later than one business day) to the Collection Account.

                              During the revolving period of the Receivables Facility, the Purchasers' share of Collections in excess of discount and Servicing Fee (as defined below) will be reinvested in newly originated receivables. During the liquidation period of the Receivables Facility, the Collection Agent will deposit to the Collection Account the Purchasers' and/or the APA Bank's Percentage Factor of all Collections received daily.

Lockbox Agreements:           Each bank at which the Sellers maintain accounts
                              for the purpose of receiving Collections from receivables (a "Lockbox Bank") will be required to enter into an agreement with the Purchasers acknowledging the ownership and control of such accounts by the Receivables Subsidiary and the pledge of such accounts to the Funding Agent for the benefit of the Purchasers. The Funding Agent will be permitted to give instructions to the Lockbox Banks upon a Collection Agent Default or certain Termination Events or Potential
                              Termination Events.

Collection Agent Defaults:    Customary for transactions of this type
                              (including notice and cure periods where applicable), including bankruptcy of the
                              Collection Agent, failure of the Collection Agent to pay any amounts due under the transaction documents, failure of the Collection Agent to perform its duties under the transaction documents, and failure by the Collection Agent to deliver any Weekly Report or Settlement Report (in each case, as defined below) within a reasonable time frame.

III.  RECEIVABLES FACILITY CALCULATIONS

Calculation of Transferred
Interest and Distribution
of Collections in Respect of
Net Investment:

Net Investment:               The "Net Investment" is the sum of amounts paid to
                              the Receivables Subsidiary for each Transferred
                              Interest minus Collections (as defined below) applied by the Funding Agent to reduce the Net
                              Investment.

Percentage Factor:            The Percentage Factor represents the Purchasers'
                              ownership interest in the pool of Receivables, expressed as a percentage, and is calculated as the Net Investment plus Total Reserves, divided by the Net Receivable Balance. The Purchasers' share of Collections is based on the Percentage
                              Factor.

Total Reserves:               The "Total Reserves" equal the sum of amounts
                              corresponding to (a) the Net Receivables Balance times the sum of (i) the Loss and Dilution
                              Reserve percentage and (ii) the Carrying Cost
                              Reserve percentage and (b) the amount of outstanding Receivables times the Servicing Fee
                              Reserve Ratio (as defined below).

Net Receivables Balance:      The "Net Receivables Balance" represents the
                              aggregate balance of Eligible Receivables less amounts in excess of the Concentration
                              Factor (as defined below).

Concentration Factor:         Means, as of any Settlement Report date and
                              continuing to, but not including, the next
                              Settlement Report date, for each obligor, 3%.
                              Special Obligors are obligors designated by the Funding Agent which will each be permitted to exceed the Concentration Factor. Special Obligors will be Daimler-Chrysler, General Motors, Ford,
                              New Venture Gear and any other obligor approved by the Funding Agent based upon the credit quality of such obligor.

Delinquent Receivable:        "Delinquent Receivable" means a receivable as to
                              which any payment, or part thereof, remains unpaid for a number of days to be agreed upon or more from the original invoice date.

Defaulted Receivable:         "Defaulted Receivable" means a receivable (a) as
                              to which any payment, or part thereof, remains unpaid for a number of days to be agreed upon or more from the original invoice date for such receivable; (b) as to which an event of bankruptcy has occurred and is continuing with respect to the obligor thereof; (c) which has been identified by the Receivables Subsidiary or the Seller originating such receivable as uncollectible; or (d) which, consistent with the originating Seller's credit and collection policy, should be written off as uncollectible.

IV.  RESERVES                 The Receivables Facility will be structured to a
                              single A equivalent in accordance with rating agency criteria for trade receivables transactions.

Loss and Dilution Reserve:    The greater of (a) the sum of 12% and the average
                              Dilution Ratio (as defined below) over the immediately preceding 12 month period (the
                              "Minimum Loss Reserve") and (b) the Loss Reserve
                              Ratio plus the Dilution Reserve Ratio.

                              "Loss Reserve Ratio" equals the product of (a) 2 times the highest 3- month average Default Ratio during the preceding 12 months time and (b) the loss horizon ratio. The Default Ratio is equal to the amount of receivables aged for a number of days to be agreed upon past the invoice date, divided by the aggregate amount of receivables originated four months prior. The "loss horizon ratio" is equal to the aggregate principal amount of receivables originated during the preceding
                              4.25 months divided by the Net Receivables
                              Balance.

                              "Dilution Reserve Ratio" equals the product of (a) Days Sales Outstanding/30 and (b) the sum of 2 times the Dilution Ratio plus the dilution volatility ratio. The Dilution Ratio is equal to the aggregate amount of dilution adjustments for each month, divided by the aggregate amount of receivables originated one month prior. The "dilution volatility ratio" is equal to the product of (a) the peak 12-month Dilution Ratio minus the 12-month average Dilution Ratio multiplied by (b) the peak 12-month Dilution Ratio divided by the 12-month average Dilution Ratio.

Carrying Cost Reserve:        As of any Settlement Report date and continuing
                              until (but not including) the next Settlement
                              Report date, the Carrying Cost Reserve is an amount, expressed as a percentage, equal to (a) the product of (i) 2 times Days Sales Outstanding as of such day and (ii) the BR in effect as of such day plus 2%, divided by (b) 365.

Days Sales Outstanding:       On any Settlement Report date, the number of
                              calendar days equal to the product of (a) 91 and
                              (b) the amount obtained by dividing (i) the total
                              Receivables balance as of the last day of the immediately preceding calendar month by (ii) the aggregate amount of Receivables that arose during the three calendar months immediately preceding such Settlement Report date (or another similar calculation acceptable to the Funding Agent), which calculation shall remain in effect until the next Settlement Report Date.

Servicing Fee Reserve:        As of any Settlement Report date and continuing
                              until (but not including) the next Settlement
                              Report date, the "Servicing Fee Reserve Ratio" is an amount, expressed as a percentage, equal to (a) the product of (i) the Servicing Fee and (ii) 2 times Day Sales Outstanding as of such earlier
                              Settlement Report date divided by (b) 360.

Servicing Fee:                The Collection Agent will receive a monthly fee
                              based upon 1.00% per annum (the "Servicing Fee") on the average amount of outstanding Receivables during such period.

V.  REPRESENTATIONS AND
    WARRANTIES                Representations and warranties by the Sellers,
                              Receivables Subsidiary and the Collection Agent under the transaction documents, shall be made upon each purchase and each (daily) reinvestment
                              (except that representations relating to
                              Receivables shall only be made with respect to newly-created Receivables) and will consist of those which are customary for transactions of this nature and those which are specific to this transaction, including, but not limited to, the following:

                              1. Such party is a corporation duly organized, validly existing and in good standing under the laws of the State of its incorporation.

                              2. The execution, delivery and performance of the transaction documents have been duly authorized and will not contravene its charter or by-laws, and constitutes the legal, valid and binding obligation of such party.

                              3.   Upon each purchase or reinvestment in
                                   receivables the Purchasers shall be the
                                   lawful owner of, or shall acquire a valid and perfected first priority undivided percentage interest in each receivable then existing or thereafter arising, free and clear of any adverse claim other than permitted liens.

                              4. Under the RPA, the Receivables Subsidiary shall be the lawful owner of each receivable then existing or thereafter arising.

                              5. All information furnished by or on behalf of the Sellers, Collection Agent, and the Receivables Subsidiary is and will be true and complete in all material respects.

                              6. There are no actions, suits or proceedings pending or, to the knowledge of each such party, probable of assertion, against such party, which question the validity of the transactions or which individually or in the aggregate, could be reasonably expected to have a material adverse effect on such party's ability to perform its obligation.

                              7.   No Termination Event or Potential
                                   Termination Event has occurred and is
                                   continuing.

                              8.   Each such party is in compliance in all
                                   material respects with ERISA.

VI.  CONDITIONS PRECEDENT TO
     INITIAL PURCHASE BY
     PARCO Usual for facilities and transactions of this type and those specified by the Funding Agent, including but not limited to:

                              1. delivery of audited financial statements and other financial information;

                              2. perfected, first priority security interests in the receivables purchased;

                              3. representations and warranties are true and correct in all material respects;

                              4. full payment of fees due at closing on the Closing Date;

                              5. one or more legal opinions from counsel to the Sellers and the Receivables Subsidiary, in each case in customary form and reasonably satisfactory to the Funding Agent, to the effect that (a) the sales of receivables by the Sellers to the Receivables Subsidiary pursuant to the RPA are true sales for purposes of U.S. bankruptcy law and (b) a court would not order the substantive consolidation of the assets and liabilities of the Receivables Subsidiary with those of the Borrower or any of its affiliates, and addressing other customary matters;

                              6. other customary legal opinions from counsel to the Sellers and the Receivables Subsidiary, in each case reasonably satisfactory to the Funding Agent;

                              7. consummation of the Transactions shall have occurred or shall occur simultaneously with the initial purchase under the RTA;

                              8.   the Funding Agent shall have received
                                   confirmation that the Receivables Subsidiary has established Lockbox Accounts and the Collection Account, and the Funding Agent shall otherwise be satisfied with the arrangements for the collection of receivables to be purchased by the Receivables Subsidiary; and

                              9. the Funding Agent has performed a review of the credit and collection policies of the Sellers.

VII.  COVENANTS               Affirmative and negative covenants by the
                              Sellers, the Receivables Subsidiary and the Collection Agent will consist of those which are customary for transactions of this nature and those which are specific to this transaction, including, but not limited to, the following:

                              1.   Such party will comply in all material
                                   respects with applicable laws.

                              2.   Such party will furnish information and
                                   permit the inspection of its records.

                              3. Such party will keep and maintain records and books of account reasonably necessary or advisable for the collection of Receivables.

                              4. Such party will fully perform and comply with the contracts related to the Receivables.

                              5.   Such party will comply in all material
                                   respects with the credit and collection
                                   policies applicable to the Receivables.

                              6. Such party shall cause obligors to cause Collections to be deposited directly to a lock-box account at a Lockbox Bank.

                              7.   Each Seller will treat and report each
                                   conveyance of Receivables as a sale.

                              8. Such party will not sell, assign or encumber any Receivables or Related Security or any lock-box account.

                              9.   Such party will not extend, amend or
                                   otherwise modify the terms of any
                                   Receivable, except as permitted or
                                   contemplated.

                              10. Such party will not make any change in the character of its business or in the credit and collection policies which would impair the collectibility of the Receivables or otherwise adversely affect the interests or remedies of the Purchasers.

                              11. Such party will not merge or consolidate with or into any other person except for mergers that would not cause a Termination Event to occur under paragraph 5 below.

                              12. Such party will not add or terminate any lock-box account or change remittance instructions to obligors except as permitted or deposit or credit to any lock-box account any cash other than Collections of Receivables, except as permitted.

                              13. The Receivables Subsidiary will maintain a minimum net worth in an amount to be specified and will not incur any other indebtedness except as provided in the agreements.

VIII.  TERMINATION

Termination Events:           Shall include but not be limited to the
                              occurrence of any of the following (subject to notice and cure periods where applicable):

                              1.   a material breach of representation or
                                   warranty or failure to perform or observe any term or covenant (other than as described in paragraph 4 below) by any Seller, Collection Agent, or Receivables Subsidiary under the transaction documents;

                              2. the bankruptcy, insolvency, or receivership of any Seller, the Collection Agent, or Receivables Subsidiary;

                              3.   a Collection Agent Default shall have
                                   occurred;

                              4. any Seller or the Receivables Subsidiary shall default in the performance of any payment required to be made by it pursuant to transaction documents;

                              5.   a merger or transaction involving the
                                   Receivables Subsidiary or any Seller,
                                   whereby it is not the surviving entity
                                   (other than in the case of any Seller a
                                   merger or consolidation which does not, in the opinion of the Funding Agent, materially adversely affect the collectibility of the receivables or the performance of such Seller's obligations under the transaction documents);

                              6. the Percentage Factor is greater than 100% unless the Receivables Subsidiary reduces the Net Investment on the next business day, bringing the Percentage Factor to less than or equal to 100%;

                              7. triggers based on the performance of the receivables portfolio, including dilution, default and agings;

                              8. certain cross defaults to the Borrower's Senior Secured Facilities; and

                              9.   the termination of the RPA.

                              Upon the occurrence of any Termination Event, the Funding Agent may, or at the direction of the Required APA Banks (as defined below) shall, by notice to the Receivables Subsidiary and Collection Agent, declare the commencement of a wind-down period, provided that, upon the occurrence of certain Termination Events to be specified, the wind-down period shall be deemed to have occurred automatically upon the occurrence of such event. In addition, if any Termination Event occurs hereunder, (a) the Facility Limit shall be reduced as of each calendar date thereafter equal to the Net Investment as of such date and (b) no CP with respect to the Receivables Subsidiary will thereafter be issued by the Purchasers.

Voting: Amendments and waivers under the RTA and the other definitive documentation will require the approval of APA Banks holding commitment percentages aggregating more than 66-2/3% (the "Required APA Banks") of the commitment percentages under the RTA, except that the consent of all APA Banks shall be required with respect to (a) increases in the Facility Amount, commitment or participating percentages or Purchase Price, (b) reductions of interest or fees, (c) extensions of scheduled final termination and (d) certain releases of collateral.

IX.  OTHER

Expenses:                     The Receivables Subsidiary will pay transaction
                              costs (including reasonable legal fees, rating agency fees and disbursements) and enforcement costs of the Funding Agent, the Arranger, the APA
                              Banks and the Purchasers.

Indemnities:                  The Sellers and the Receivables Subsidiary shall
                              indemnify the Funding Agent, the Arranger, the APA Banks and the Purchasers for certain liabilities in connection with the Receivables
                              Facility.

Minimum Purchase:             There shall be no purchase by the Purchasers
                              unless the Purchase Price shall be at least
                              $1,000,000, and if greater, in integral multiples of $100,000 or if less at such time, the remaining available amount under the Receivables
                              Facility. This requirement shall not apply to reinvestments.

Reporting Requirements:       Reporting Requirements will include:

                              1.   a weekly report (a "Weekly Report")
                                   indicating the total amount of non-Defaulted
                                   Receivables and such other information as shall be reasonably specified by the Funding Agent;

                              2. a monthly settlement report (a "Settlement Report") to the Funding Agent and Purchasers setting forth the Net Receivable Balance, the required reserve calculations, the Percentage Factor, and providing receivable performance and agreement compliance information;

                              3. a report which the Receivables Subsidiary will provide to the Funding Agent, on each day wherein the Receivables Subsidiary requests an increase in the Purchasers' Net Investments, indicating, among other items, non-Defaulted Receivables as of such date; and

                              4.   quarterly unaudited and annual audited
                                   financial statements for the Receivables
                                   Subsidiary, and for the Company and its
                                   consolidated subsidiaries.

Further Assurances:           The Borrower will, at its expense, upon the
                              request of the Administrative Agent (in
                              consultation with the Funding Agent), from time to time, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, within a reasonable time period after such request, such amendments, supplements and further instruments and take such further action as may be reasonably necessary to maintain the Purchasers' CP ratings (on an unwrapped basis).
                              In furtherance of the foregoing, the Borrower will cooperate with each of Standard & Poor's and Moody's and will provide the rating agencies such information as they may reasonably request.

Governing Law:                The State of New York.

Counsel to the Funding Agent
and the Arranger:             Cravath, Swaine & Moore.